                              AMENDED AND RESTATED
                                    AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") is entered into as of July 1, 1999 (the "Effective Date"), by and between T & W FINANCIAL CORPORATION, a Washington corporation (hereinafter referred to as "Company"), P.L.M. CONSULTING GROUP, L.L.C., a Nevada limited liability company (hereinafter referred to as "PLM") and the individual members of PLM whose names appear on the signature page of this Agreement.


                                   BACKGROUND

     A. Company is a specialized commercial finance company that provides equipment financing to small and medium-sized businesses, principally in the form of leases.

     B. Prior to the effective date of this Agreement, PLM, through its members (as identified below), has provided certain consulting, marketing, advisory and management services to Company. Through this arrangement, PLM to makes available its members to serve as executive officers of Company upon the terms and provisions of this Agreement.

     C. Company and PLM desire to amend and restate this Agreement in its entirety in order to memorialize the manner in which certain compensation will be paid by the Company to PLM from and after the Effective Date.


                                    AGREEMENT

     NOW, THEREFORE, it is agreed as follows:

     1. Availability of PLM Members. PLM agrees to make available Michael A. Price ("M. Price"), Thomas W. Price ("T. Price"), Kenneth W. McCarthy, Jr. ("McCarthy") and Paul B. Luke ("Luke") to serve as executive officers of the Company. The offices in which the individuals shall serve and the rates paid to PLM are set forth in Section 4 below.

     2. Extent of Services. So long as any individual named in Section 1 is serving as an executive officer of the Company, each individual agrees to devote his entire time, attention and energies to the business of the Company on a full-time basis, and shall not, during such period in which he serves as an executive officer, engage in any other


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business activity which interferes with his duties and responsibilities for the
Company.

     3. Term. Subject to the rights reserved in Section 7, this Agreement shall be effective on the date first above written, and shall continue for a term of three (3) years commencing on the Effective Date and ending June 30, 2002. At the end of that period, it shall be automatically renewed from year to year thereafter unless it is terminated by either party giving written notice of termination to the other at least thirty (30) days prior to the end of the initial term or any renewal term.

     4. Fees.

          4.1 Base Fee. From and after the Effective Date of this Agreement, PLM agrees to make available the following individuals to serve in the capacity and at the rate opposite their respective names ("Base Fee"):

         Name                       Position                  Rate
         ----                       --------                  ----
         M. Price                   CEO                       $40,000/month

         T. Price                   President                 $25,000/month

         McCarthy                   Sr. Vice-President/
                                    Secretary/Gen. Counsel    $20,000/month

         Luke                       Sr. Vice-President/
                                    Treasurer                 $20,000/month

The Base Fee shall be paid to PLM one-half on the fifteenth (15th) day of the month and one-half on the thirtieth (30th) day of each month for services rendered by the aforementioned individuals during the current month. The Base Fee payable for any partial month shall be prorated. To the extent that an individual named in Section 4.1 fails or ceases to serve as an officer of the Company, the Base Fee shall be appropriately reduced by such individual executive's respective share of the Base Fee.

          4.2 Incentive Fee. In addition to the Base Fee, the Company shall pay PLM an incentive fee (the "Incentive Fee") with respect to each calendar quarter based on the Company's Return on Average Managed Assets ("ROAMA") as adjusted annually by the performance of the Company's common stock as described below. For purposes of this Agreement, ROAMA shall equal the Company's audited consolidated after-tax net income for such year divided by 85% of T&W Financial Services Company L.L.C.'s average managed assets. For purposes of making the calculations required by this Section 4.2, during the first three quarters of a calendar year the parties shall use the figures as published in the Company's Form 10-Q. For the fourth quarter, and for any



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adjustments to the prior quarters, the parties shall use the figures as published in the Company's Form 10-K.

          (a) ROAMA. Provided that the Company's ROAMA equals at least 1.5% (as determined on an annualized basis, but prorated for each calendar quarter), the Incentive Fee shall be 90% of 8.5% of the Company's consolidated after-tax net income. The remaining 10% shall be used to fund the bonus pool for the Company's remaining senior management. The Company shall not be required to pay the Incentive Fee unless the Company's ROAMA equals at least 1.5%.

          (b) Adjustment Attributable to Performance of Stock. The amount of the Incentive Fee shall be adjusted to account for the performance of the Company's common stock as quoted on the NASDAQ. A benchmark of 25% annual appreciation shall be used during the term of this Agreement. On December 31 of each year, the parties shall calculate the difference between the per share price of the Company on December 31 and January 1. However, for calendar year 1999, the parties shall measure the performance of the stock from July 1, 1999.

               (i) If the annual appreciation in the stock is greater than 25%, then the amount of the Incentive Fee shall be increased by 50% of the amount by which the actual percentage exceeds 25%.

               (ii) If the annual appreciation in the stock is less than 25%, then the amount of the Incentive Fee shall be decreased by 50% of the actual percentage decrease.

               (iii) If the stock fails to appreciate or depreciates, then the amount of the Incentive Fee shall be decreased by 12.5%.

Example: The following example is intended to illustrate the adjustment to the Incentive Fee: Assume that the per share price on January 1, 1999 is $10.00. The performance benchmark is therefore $12.50 ($10.00 + 25%).

                                Closing Per Share Price as   Increase or Decrease from    Percentage Increase or
Date                            quoted on NASDAQ             Performance Benchmark        Decrease in Incentive Fee
----                            --------------------------   -------------------------    -------------------------
12/31/99                        $15.00                       50%                          12.5%


12/31/99                        $11.00                       10%                          (7.5%)



Agreement                           Page 3
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


12/31/99                        $7.50                        (25%)                        (25.0%)


          4.3 Payment of the Incentive Fee. The Incentive Fee shall be paid by the Company to PLM no later than ninety (90) days following the end of the applicable calendar year. Any adjustment to the Incentive Fee based on the Company's stock appreciation at the close of the year shall be made no later than ten (10) business days after the date on which the Company files its form 10-K with the Securities and Exchange Commission containing the audited financial statements for such calendar year. The incentive Fee for any partial year shall be prorated.

          4.4 Termination of Services. To the extent that any individual named in Section 4.1 fails or ceases to serve as an executive officer of Company, the Incentive Fee for the year in which such individual ceases to so serve shall be reduced by such individual's respective share of the Incentive Fee ( which shall be in the same proportion as such individual's share of the Base Fee), appropriately prorated for the number of days, if any, during such calendar year in which such individual served as an executive officer. The Company may make quarterly advances to PLM for anticipated Incentive Fees with respect to any calendar year, provided that PLM agrees to promptly repay any such advances which exceed the final Incentive Fee calculated as provided above.

     5. Taxes. PLM and its individual members shall be responsible for, and indemnify the Company against, any taxes, penalties and interest assessed against the Company as a result of or attributable to PLM's receipt of the Base Fee and/or Incentive Fee payments in accordance with this Agreement.

     6. Confidentiality. In connection with the performance of services hereunder, PLM and its members acknowledge that they may become privy to confidential or proprietary information relating to the business and affairs of the Company. PLM and its members agree that they shall use their best efforts and shall cause PLM's members, employees and agents performing services on behalf of the Company to retain all information relative to the business of the Company in strict confidence and not to disclose any such information now or hereafter received or obtained from the Company to any third party without the prior consent of the Company; provided, however, that any such confidential or proprietary information may be disclosed (i) to third parties retained by PLM on behalf of the Company (e.g., attorneys, accountants) as shall be necessary to perform services hereunder, (ii) to the extent such information becomes generally available to the public other than as a result of an unauthorized disclosure by PLM or (iii) in the event PLM, or its members, employees or agents are compelled to disclose such information in accordance with an order from any court of competent jurisdiction or under any provision of applicable law; provided, however, in such event PLM shall promptly notify the Company of such required disclosure and shall furnish only such portion of such



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information as PLM is legally compelled to disclose.

     7. Termination. Upon the happening of any of the following events, either party shall be entitled to terminate this Agreement prior to the end of the term, and except as to liabilities or claims which shall have accrued or arisen prior to the date of such termination, all obligations hereunder shall cease:

          7.1 30 days' Prior Notice. This Agreement, or any portion of this Agreement with respect to any individual named herein, may be terminated by either the Company or PLM upon at least thirty (30) days prior written notice. The parties acknowledge that, notwithstanding the foregoing, the Company may terminate the services of any or all of the PLM members referred to in Section 1 as executive officers of the Company at any time without prior notice, in the Company's sole discretion.

          7.2 Bankruptcy or Insolvency. The filing by the other party in any court pursuant to any statute of the United States or any state of a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a substantial portion of such party's property or the making by such party of an assignment for or petition for an agreement for the benefit of creditors or the filing of a petition in bankruptcy against such party which is not discharged within ninety (90) days thereafter or the consent to or sufferance of the application of any statute which obviates, restricts or suspends the rights of creditors generally.

          7.3 Failure to Cure Material Breach. The failure of the other party to cure a material breach of this Agreement within thirty (30) days following delivery of a notice from the non-breaching party setting forth the details of such alleged breach.

     8. Miscellaneous.

          8.1 Assignment. Neither party may assign its rights under this Agreement without the written consent of the other party. Notwithstanding the previous sentence, the Company may assign its rights under this Agreement to any entity which is directly or indirectly controlled by the Company.

          8.2 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties and shall be binding upon the parties and their respective heirs, personal representatives, successors and permitted assigns.

          8.3 Notices. All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or three
(3) days after deposit in the United States mail, certified postage prepaid, return receipt requested, addressed as follows:




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                  If to Company, to:

                           T & W FINANCIAL CORPORATION
                           Attn:  Thomas W. Price, President
                           P.O. Box 3028
                           Federal Way, WA 98063

                  If to PLM, to:

                           P.L.M. CONSULTING GROUP, L.L.C.
                           Michael A. Price, Member
                           P.O. Box 3028
                           Federal Way, WA 98063

or to such other address as any party may designate by written notice to the other parties.

               8.4 Amendment. This Agreement may only be amended by a written instrument executed by the Company and PLM.

               8.5 Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section.

               8.6 Governing Law. This Agreement is made in and shall be governed and interpreted in accordance with the internal laws of the State of Washington.

     DATED as of the date and year first written above.

COMPANY:          T & W FINANCIAL CORPORATION


                           By:
                               -----------------------------------------------
                                  Thomas W. Price, President

PLM:                       P.L.M. CONSULTING GROUP, L.L.C., by:


                          ---------------------------------
                           Kenneth W. McCarthy, Member

MEMBERS
OF PLM:


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                           Michael A. Price, Member


                           -----------------------------
                           Thomas W. Price, Member


                           ______________________________
                           Kenneth W. McCarthy, Jr., Member


                           ______________________________
                           Paul B. Luke, Member



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